UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2012

Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3776 South High Street, Columbus, Ohio		43207
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (614) 491-2225

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 2.05 Costs Associated with Exit or Disposal Activities.

Food Production Consolidation Plans

On May 29, 2012 Bob Evans Farms, Inc., the registrant, announced planned changes to food production operations. The company intends to close its food production plants in Springfield, Ohio and Bidwell, Ohio, in the second quarter of fiscal year 2014. Approximately 110 plant workers will be impacted by next year’s closures. These employees are expected to maintain their positions until that time. The registrant has indicated its commitment to help affected employees through this transition and to placing as many employees as possible in other positions within the company. As part of the plan, the registrant will invest approximately $23 million to $26 million of capital to add lines to its food production facility in Sulphur Springs, Texas. Two new line extensions will increase production of ready-to-eat food products.

The registrant anticipates a total annual pre-tax benefit of approximately $7 million to $8 million from the consolidation plan discussed above. Partial realization of the pre-tax benefits will commence in fiscal 2014 with full realization expected by fiscal 2015. The registrant anticipates taking the following estimated pre-tax charges over the next several quarters related to the activities outlined above: (1) approximately $2.5 million to $3.5 million in cash for termination benefits and other employee costs; (2) approximately $6.5 million of non-cash accelerated depreciation expense and impairment charges; and (3) approximately $1 million in cash for plant decommissioning costs, primarily during fiscal 2014.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99	Registrant’s Press Release dated May 29, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: May 29, 2012

BOB EVANS FARMS, INC.

	By:	/s/ Paul F. DeSantis
Paul F. DeSantis, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99	Registrant’s Press Release dated May 29, 2012